Exhibit 99.3

Summary of question and answer session:

1. You have indicated that you expect sales and earnings to increase 15-18% for the full year. Can you elaborate on the gross margin and operating expense guidance?

         Management expects gross margin to improve 10 to 30 basis points. This expectation reflects lower purchase markup and higher distribution expense as a percentage of sales to be offset by lower transportation expense and lower markdown expense, both as a percentage of sales.

         Operating expense leverage for the year will depend on the sales increase. Management believes that a potential range for operating expense as a percentage of sales could be 20.25% to 20.45%. As part of our focus on retailing basics, district managers will work closely with store managers to assist in scheduling store labor to accommodate the work and customer flow. Our store processes have changed as our mix has shifted toward highly consumable merchandise over time. Accordingly, we need to ensure we schedule store labor to meet the needs of our customers and employees alike.

         Management also expects interest for the year to be $15-20 million and inventory to increase 10-15% in 2001.

2. You have indicated that you expect to open 600-700 new stores in 2001. What new markets will you enter and how many stores will you close?

         The Company will open new stores in New York and New Jersey this year. Management expects to close 40-60 stores in 2001.

3. Is there anything that would prevent the Company from achieving a profit margin of 9%?

         Management believes that the opportunity exists for operating profit margin to return to nine percent. However, we clearly have work to do. The amount of change in our stores last year had an impact on the culture of our store operations. Concentrating on retailing basics will be a key factor in driving same-store sales increases. Same-store sales increases will determine operating expense leverage.

4. Are you planning to open a distribution center in 2001? If so, when do you anticipate opening your eighth facility?

         We will open our seventh distribution center in Zanesville, OH in 1Q 2001. At this time, we do not have plans to open another facility for at least two years.

5.   What is your  shrink  accrual  rate in 2000  versus  2001?

         In 2001 we will accrue shrink at 2.5%.

6. You mentioned providing stores with new handheld scanners to improve the store ordering process. What is your rollout plan?

         We plan to send the scanners to our stores in conjunction with the IBM register retrofit. The majority of our stores will receive new scanners in 1Q and 2Q of 2001.

7.   Can you make a projection  in terms of net debt  expectations  in 2001?

         We should not see a significant increase in net debt compared with last year. Cash from operations should generate at least as much as our capital expenditures.